Exhibit 99.1

Investor Relations:

Raul Jacob +(602) 264-1375 Rodrigo Sandoval +(5255) 1103-5350 southerncopper@southernperu.com.pe www.southerncoppercorp.com

Phoenix, February 21, 2018 - Southern Copper Corporation (“SCCO”) announces that it has won the public bidding process for the Michiquillay project in Cajamarca, Peru, as announced by ProInversion, the government’s investment agency. We believe that Michiquillay not only offers us a unique and very appealing opportunity for growth but is also an excellent strategic and operational complement that fits perfectly into our portfolio of mining projects in the Americas —and especially in Peru. Our tender proposed a price of $400 million.

Michiquillay is indisputably a world-class mining project: with mineral resources of 1,150 million tons and a copper grade of 0.63%, it will produce 225,000 tons of copper per year (along with such by-products as molybdenum, gold and silver) for an initial mine life of more than 25 years, at a very competitive cash-cost. The estimated capital investment hovers around $2.5 billion. Michiquillay will start production in 2025 to become one of the largest copper mines in Peru.

The Company will make every effort to make it a priority to work side by side with the communities and the Government of Peru to reach a satisfactory social agreement that will lay a shared and firm foundation for the project. With its participation in this process, SCCO reassures its call for leadership, its long-term stance, and its commitment to mining in Peru. Michiquillay thus joins the portfolio of growth initiatives in this country, among which Tia Maria and Los Chancas stand out, flagship projects that we hope to develop and make real in the short term.

The acquisition of this new mining asset further strengthens the position of Southern Copper Corporation as a leading copper mining company, with the world’s largest copper ore reserves, and with one of the industry’s most attractive and sustainable portfolios of growing brownfield and greenfield projects.

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. SCCO is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.